EXHIBIT 10(i)
WESTAMERICA BANCORPORATION AND
SUBSIDIARIES
DEFERRED COMPENSATION PLAN
(As Restated Effective January 1, 2005)
1. PURPOSE
     The purpose of this Plan is to allow selected executives and directors of Westamerica Bancorporation and Subsidiaries (hereinafter collectively referred to as the “Company”) to defer receipt of a portion of their compensation (“Compensation”) under the terms and conditions set forth herein. The provisions of this document are effective as of January 1, 2005.
2. ELIGIBILITY
     Persons eligible to participate in this Plan are any key employees or directors of the Company who have been designated as eligible to participate by the Chief Executive Officer of the Company.
3. ELECTION TO DEFER SALARY
     a. Participants in the Plan (“Participants”) may elect to defer a portion of their compensation (up to a maximum of 100%) by executing a deferral agreement (“Deferred Compensation Agreement”) in the form attached as Exhibit A and delivering such agreement to the person designated by the Chief Executive Officer of the Company to administer the Plan (the “Plan Administrator”).
     b. Compensation deferral elections for salary shall not be permitted unless an executed Deferred Compensation Agreement is delivered to the Plan Administrator no later than December 31 of the calendar year preceding the calendar year in which the Compensation subject to such deferral election is to be earned. In the case of any performance-based compensation based on services performed over a period of at least 12 months, such election may be made no later than six months before the end of such period.

     c. Compensation deferral elections shall be in effect from the commencement date specified in the Deferred Compensation Agreement (which shall in no event be earlier than the date of such agreement) until the end of the period specified in the Deferred Compensation Agreement. A Participant may, with the consent of the Plan Administrator, make a new election to defer Compensation for a subsequent calendar year by delivering a new Deferred Compensation Agreement to the Plan Administrator before the start of such calendar year. Deferral elections shall be irrevocable in all respects, except that if a Participant executes and delivers a new Deferred Compensation Agreement to the Plan Administrator before the last date by which such deferral elections must be made under subparagraph 3 (b), above, the latest such Deferred Compensation Agreement shall apply and any prior Deferred Compensation Agreement, to the extent inconsistent with such latest agreement, shall be without effect. In addition, deferral elections may be cancelled upon a showing of a financial hardship constituting an “unforeseeable emergency” as defined in subparagraph 4(b), below.
     d. Compensation deferred under this Plan shall be credited in the name of the Participant to an account (“Deferral Account”) established for that purpose on the Company’s books. Compensation deferrals credited to such Deferral Account shall also be deemed credited with an amount equivalent to interest at the rate during the period of deferral as specified by the Chief Executive Officer and included in the Deferred Compensation Agreement. Participants shall be fully vested in the amounts credited to their Deferral Accounts at all times.
4. PAYMENT OF DEFERRAL ACCOUNTS
     a. Each Participant shall specify in his or her Deferred Compensation Agreement the date when the amounts credited to his or her Deferral Account are to be distributed and the form of payment. Effective for amounts deferred on or after January 1, 2005, the Participant shall so specify annually with respect to the amount deferred under that year’s Deferred Compensation Agreement, and the date and form so specified shall be irrevocable; provided, however, that a Participant may also elect to defer commencement of distribution payment by an election in writing, but only if (i) the election is made not less than 12 months before the date the payment is scheduled to be paid, (ii) the election does not take effect until 12 months after the date on which the election is made, and (iii) the payment with respect to which such election is made is deferred for a period of not less than five years from the date such payment would otherwise have been paid. A Participant may choose among the following distribution dates and forms:
(i)	January 15 of the year following the date the Participant terminates employment with the Company, in the form of:
(x)	lump sum payment

(y)	annual payments over 5 years; or

(z)	annual payments over 10 years ;
or
(ii)	a specific date at least five years after the date the deferral election is made, in the form of annual payments over 4 years.
If a Participant dies prior to distribution of his or her Deferral Account, amounts credited to that account shall be paid to the Participant’s beneficiary designated for purposes of the Company’s Group Term Life Insurance Plan. Notwithstanding the foregoing, if at termination of employment the Participant is considered a Specified Employee within the meaning of Section 409A of the Internal Revenue Code of 1986 as amended (the “Code”), benefit distributions that are to be made upon termination of employment may not commence earlier than six (6) months after the date of such termination of employment, and any benefits which would otherwise be paid to the Participant within the first six months following the termination of employment shall be accumulated and paid to the Participant in a lump sum six months and one day following the termination of employment.
     b. A Participant may withdraw amounts credited to his or her Deferral Account prior to the time when such amounts otherwise would be payable under subparagraph 4(a), above, only on account of an unforeseeable emergency, and only if the distribution is necessary in light of immediate and heavy financial needs of the Participant. For purposes of this subparagraph and subparagraph 3(b), above, an “unforeseeable emergency” means a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary or the

Participant’s dependent (as defined in section 152 of the Code, without regard to sections 152(b)(1), 152(b)(2) and 152(d)(1)(B) of the Code), the loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable emergency circumstances arising as a result of events beyond the control of the Participant which in each case satisfies the requirements of Section 409A(a)(2)(vi) of the Code.
     The amount of any hardship distribution shall not exceed the amount required to meet the need and any tax liability created by such distribution, and not reasonably available from other resources. The Participant shall submit a written request to the Plan Administrator which shall certify as to the financial need and the availability of funds from other resources. The Plan Administrator shall have sole discretion to determine whether to make a hardship distribution from a Participant’s Deferral Account and to determine the amount of such distribution, if any. The Plan Administrator’s decision shall be final and binding on all interested parties.
5. PLAN ADMINISTRATION
     a. This Plan shall be administered by the Plan Administrator.
     b. This Plan may be amended in any way or may be terminated, in whole or in part, at any time, in the discretion of the Chief Executive Officer of the Company. No amendment or termination of the Plan shall adversely affect the amount in any Deferral Account prior to or as of the effective date of such amendment or termination.
6. PARTICIPANT AS UNSECURED CREDITOR
     The amounts credited to the Participant’s Deferral Account are not held by the Company in a trust or escrow account and are not funded or secured by any specific assets. Neither the Participant nor his or her estate shall have any rights against the Company with respect to any portion of the Deferral Account except as a general unsecured creditor of the Company. The amounts credited to a Participant’s Deferral Account shall be subject to the claims of the Company’s general creditors. No Participant has an interest in his or her Deferral Account until the Participant actually receives payment of such account.

7. NON-ALIENATION OF BENEFITS
     No benefit under this Plan may be sold, assigned, transferred, conveyed, hypothecated, encumbered, anticipated, or otherwise disposed of, and any attempt to do so shall be void. No such benefit shall, prior to receipt thereof by a Participant, be in any manner subject to the debts, contracts, liabilities, engagements, or torts of such Participant.
8. LIMITATION OF RIGHTS
     Nothing in this Plan shall be construed to limit in any way the right of the Company to terminate a Participant’s employment at any time; nor shall it be evidence of any agreement or understanding, express or implied, that the Company (i) will employ a Participant in any particular position, (ii) will ensure participation in any incentive programs, or (iii) will grant any awards from such programs.
9. APPLICABLE LAW
     This Plan shall be construed and its provisions enforced and administered in accordance with the law of the State of California except as may otherwise be provided in the Employee Retirement Income Security Act of 1974. The provisions of this Plan are intended and shall be interpreted and administered so as to not result in the imposition of additional tax or interest under Section 409A of the Internal Revenue Code where applicable.

WESTAMERICA BANCORPORATION

Date: December 31, 2008	By:	/s/ David L. Payne

David L. Payne

Chairman, President & CEO